UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Wellsford Real Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, NY 10022
(212) 838-3400

April 27, 2006
Dear Stockholder:

        You are cordially invited to attend the 2006 Annual Meeting of Stockholders which will be held on June 12, 2006, at 10:00 a.m., local time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, New York 10104.

        Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely, JEFFREY H. LYNFORD Chairman of the Board, Chief Executive Officer and President

WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, NY 10022
(212) 838-3400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2006

The 2006 Annual Meeting of Stockholders of Wellsford Real Properties, Inc., a Maryland Corporation (the “Company”), will be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, NY 10104 on June 12, 2006 at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to terms expiring at the 2009 annual meeting of stockholders and upon the election and qualification of their successors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

        These items are fully described in the Proxy Statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the annual meeting.

        The Board of Directors has fixed the close of business on April 27, 2006 as the record date for determining the stockholders entitled to receive notice of and to vote at the meeting.

        STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS JAMES J. BURNS Secretary
April 27, 2006 New York, New York

WELLSFORD REAL PROPERTIES, INC.
535 Madison Avenue, 26th Floor
New York, NY 10022

PROXY STATEMENT

June 12, 2006
2006 Annual Meeting of Stockholders

INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Wellsford Real Properties, Inc., a Maryland corporation (which we refer to as “Wellsford,” the “Company,” “we,” “our,” or “us”), of proxies from the holders of the Company’s issued and outstanding shares of common stock, par value $.02 per share (the “Common Shares”), to be exercised at the 2006 Annual Meeting of Stockholders to be held on June 12, 2006, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, NY 10104, at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) of such meeting (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

        This Proxy Statement and enclosed Proxy Card are being mailed to the stockholders on or about April 27, 2006.

Among the matters to be considered at the Annual Meeting are:

o	The election of two directors; and

o	The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Proxy Statement contains a more detailed description and background of each of the proposals, and we encourage you to read the entire Proxy Statement.

Stockholders Entitled to Vote at the Annual Meeting

        Only the holders of record of Common Shares at the close of business on April 27, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters with each vote having equal weight. As of the Record Date, an aggregate of 6,471,179 Common Shares were outstanding.

How to Vote Your Shares

        Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote now by completing and submitting the attached Proxy Card.

        If you own your shares in record name, you may cast your vote by marking your Proxy Card, and then dating, signing, and returning it in the postage-paid envelope provided. Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

o	properly executing and delivering a later-dated proxy;

o	voting by ballot at the Annual Meeting; or

o	sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address disclosed on the cover of this Proxy Statement.

Voting at the Annual Meeting

        The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the Annual Meeting.

        Your shares will be voted at the Annual Meeting as directed by the instructions on your Proxy Card if: (i) you are entitled to vote, (ii) your proxy was properly executed, (iii) we received your proxy prior to the Annual Meeting, and (iv) you did not revoke your proxy prior to the Annual Meeting.

The Board’s Recommendation

If you send a properly executed Proxy Card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board:

o	FOR the election of the nominated slate of directors; and

o	FOR approval of ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

        The Company does not presently know of any other business which may come before the Annual Meeting.

Votes Required to Approve Each Item

A majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

The following votes are required to approve each item of business at the Annual Meeting:

o	Election of Directors (Proposal 1): A plurality of all the votes cast by the holders of Common Shares is sufficient to elect a director.

o	Ratification of Independent Registered Public Accounting Firm (Proposal 2): The affirmative vote of a majority of all the votes cast by the holders of the Common Shares is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

        Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Abstentions have no effect on the outcome of the vote for the election of directors (Proposal 1). However, abstentions and broker non-votes will have the effect of a vote against the proposal of the ratification of the independent registered public accounting firm (Proposal 2). A “broker non-vote” occurs when a nominee (such as a bank or broker) returns an executed proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner and has no discretionary authority to vote on the proposal.

        As of April 20, 2006, the directors and executive officers of the Company collectively own an aggregate of 6.2% of all outstanding Common Shares.

PROPOSAL 1 — ELECTION OF DIRECTORS
        The directors on our Board are divided into three classes, consisting of (i) two members whose terms expire at the Annual Meeting, (ii) one member whose term expires at the 2007 Annual Meeting of Stockholders and (iii) three members whose terms expire at the 2008 Annual Meeting of Stockholders. At the Annual Meeting, two directors will be elected to hold office until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Meyer “Sandy” Frucher and Bonnie R. Cohen, who are presently directors of the Company and whose terms expire at the Annual Meeting, are nominees for election as directors for such term. The term of Edward Lowenthal expires in 2007. The terms of Douglas Crocker II, Mark S. Germain and Jeffrey H. Lynford expire in 2008.

        The Nominating Committee of the Board has recommended each of the following nominees for the Board to nominate based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity and willingness to devote necessary time and attention to properly discharge the duties of director, and the nominee’s ability to make positive contributions to the leadership and governance of the Company.

        For information regarding the beneficial ownership of Common Shares by the current directors of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”

        Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the Board’s nominees listed below. Each such nominee has consented to be named in this Proxy Statement and to continue to serve as a director if elected.

Nominees for Election as Directors

        The following individuals have been nominated by the Board for election as directors at the Annual Meeting based upon the review and recommendation of the Nominating Committee:

Bonnie R. Cohen, age 62, has been a director of the Company since June 2003. Ms. Cohen has been a principal of B R Cohen and Associates, a consulting firm, since January 2002. From 1998 to 2002, Ms. Cohen served as Under Secretary for Management of the U.S. Department of State where she was responsible for the day-to-day operations of the State Department including all embassies, personnel, finance, budget, information systems and consultant affairs. Prior to assuming the position at the State Department, Ms. Cohen was Assistant Secretary

for Policy, Management and Budget at the U.S. Department of the Interior. Ms. Cohen is also a director of Cohen and Steers Investment Company, a manager of nine real estate mutual funds, the Washington Film Festival, Moriah Fund and Friends of Art and Preservation in Embassies. Ms. Cohen received a Masters in Business Administration from Harvard Business School.

        Meyer “Sandy” Frucher, age 59, has been a director of the Company since June 2000. Mr. Frucher has served as Chairman and Chief Executive Officer of the Philadelphia Stock Exchange since June 1998 after serving on its Board of Governors since September 1997. From 1988 to 1997, Mr. Frucher was Executive Vice President-Development of Olympia & York Companies (U.S.A.) and coordinated and oversaw all of Olympia & York’s development projects in the United States. From 1988 to 1999, Mr. Frucher was Trustee and then Chairman of the New York City School Construction Authority. From 1984 to 1988, he was President and Chief Executive Officer of Battery Park City Authority.

The Board’s Recommendation

        THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Other Directors

        Information concerning the other directors whose terms of office continue after the Annual Meeting is set forth below:

        Douglas Crocker II, age 66, has been a director of the Company since May 1997. Mr. Crocker was Chief Executive Officer, President and a Trustee of Equity Residential (“EQR”), from March 1993 until December 31, 2002, and also served as Vice Chairman of EQR from January 1, 2003 through May 2003. EQR is a real estate investment trust (“REIT”) that owns and operates residential properties and is the general partner of ERP Operating Limited Partnership. Mr. Crocker remains very active in the multifamily housing industry, serving on boards or committees of various multifamily housing associations. Mr. Crocker is a past Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of NAREIT. Mr. Crocker is past chairman of the National Multi Housing Council and on the Advisory Board of the DePaul University Real Estate School. Mr. Crocker also serves as a director of the following companies in the real estate industry: Reckson Associates, an office building REIT specializing in the New York metropolitan area; Ventas, Inc., a leading healthcare related REIT; Post Properties, a multifamily REIT; and Acadia Realty Trust, a REIT which owns and operates shopping centers.

        Mark S. Germain, age 54, has been a director of the Company since May 1997. Mr. Germain served as a trustee of Wellsford Residential Property Trust (the “Trust”) from November 1992 until the consummation of its merger with EQR in May 1997 (the “Merger”). For more than the past five years, he has been employed by Olmsted Group L.L.C., which is a consultant to biotechnology and other high technology companies. Mr. Germain also serves as a director of several privately-held biotechnology companies. He is a graduate of NYU School of Law, cum laude, and Order of the Coif, and was previously a partner in a New York law firm.

        Edward Lowenthal, age 61, has been a director of the Company since its formation in January 1997. Mr. Lowenthal served as the President and Chief Executive Officer of the Company from its formation until his retirement on March 31, 2002. Mr. Lowenthal served as the President and Chief Executive Officer and as a trustee of the Trust from its formation in July 1992 until consummation of the Merger. Mr. Lowenthal is President of Ackerman Management LLC, a real estate advisory and investment firm. Mr. Lowenthal currently serves as a director of Reis, Inc., a real estate information and database company (“Reis”), Omega Healthcare, Inc., a healthcare REIT, American Campus Communities, a student housing REIT, Homex, a Mexican home builder and Ark Restaurants, Inc., an owner/operator of restaurants. He is also a trustee of the Manhattan School of Music.

Jeffrey H. Lynford, age 58, has been the Chairman of the Board and a director of the Company since its formation in January 1997. Mr. Lynford has also been the President and Chief Executive Officer of the Company since April 1, 2002. Mr. Lynford previously served as Chief Financial Officer of the Company from June 2000 until

December 2000 and as Secretary of the Company from January 1997 to March 2002. Mr. Lynford served as the Chairman of the Board and Secretary of the Trust from its formation in July 1992 until consummation of the Merger. Mr. Lynford served as the Chief Financial Officer of the Trust from July 1992 until December 1994. Mr. Lynford currently serves as a trustee and vice-chairman of Polytechnic University and is a trustee emeritus of the National Trust for Historic Preservation and the Caramoor Center for Music and the Arts.

Board of Directors’ Meetings

        The Board held seven meetings during 2005. Every director attended at least 75% of the Board meetings held in 2005 either in person or by teleconference. It is the Company’s policy that each director attend annual meetings of stockholders. At the 2005 Annual Meeting held on November 17, 2005, five directors were physically present and the sixth director attended by teleconference. Management also confers frequently with the members of the Board on an informal basis to discuss Company affairs.

        A majority of the members of the Board qualify as independent directors under the listing standards of the American Stock Exchange (“AMEX”), the Securities and Exchange Act of 1934, as amended (“the Exchange Act”), and the requirements of any other applicable regulatory authority, including the Securities and Exchange Commission (“SEC”). The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors in accordance with such standards and requirements. Accordingly, the Board determined that all members of the Board are independent directors and have no material relationship with the Company other than as a director over the prior three years, except for Messrs. Lynford and Lowenthal.

        Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. Non-employee directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See “Compensation of Directors” for a detailed description of director compensation.

        Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board meetings at the discretion of the Board. It is the policy of the Board that independent directors also meet privately without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

        Stockholders and other interested parties who wish to communicate directly with any of the Company’s directors, or the non-management directors as a group, may do so by writing to the Board of Directors, Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, NY 10022. All communications will be received, sorted and summarized by the Chief Financial Officer of the Company, as agent for the non-management directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other communications will be referred to the Chairman of the Board or to such non-management director as may be appropriate. Communications may be submitted anonymously or confidentially.

Board Committees

        The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Nominating Committee and a Governance Committee.

Executive Committee. During 2005 and through the date of this Proxy Statement, the Executive Committee consisted of Messrs. Lynford, Lowenthal and Crocker. The Executive Committee has the authority to acquire, dispose of and finance investments for the Company and execute contracts and agreements, including those related to the borrowing of money by the Company, and generally to exercise all other powers of the Board except for those which may not be delegated to a committee under Maryland law and those which require action by all directors or the independent directors or by approval of the stockholders under the charter or bylaws of the Company or under applicable law. During 2005, the Executive Committee did not hold any formal meetings; however, the members met from time to time on an informal basis and acted by written consent on one occasion.

        Compensation Committee. The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board on March 10, 2003, a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2005 and continue to be members through the date of this Proxy Statement. None of the members of the Compensation Committee are employees of the Company. The Compensation Committee reviews the Company’s compensation and employee benefit plans, programs and policies, approves employment agreements and monitors the performance and compensation of the Executive Officers and other employees. During 2005, the Compensation Committee met from time to time on an informal basis. During 2005, the Compensation Committee acted by written consent on one occasion.

        Audit Committee. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board on April 20, 2000, as amended on March 10, 2003, a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Audit Committee members for all of 2005 and continue to be members through the date of this Proxy Statement. The Audit Committee held five meetings during 2005.

        Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The Board believes that each of the current members of the Audit Committee has such accounting or financial management expertise. The Board has also determined that Mr. Crocker is an “audit committee financial expert,” as such term is defined under the regulations of the SEC and that all of the Audit Committee members are independent as defined under the AMEX’s standards and Section 10A(m)(3) of the Exchange Act.

        The Audit Committee is responsible for engaging, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

        Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested are of the type that are eligible for general pre-approval by the Audit Committee. The independent registered public accounting firm and management must report to the Audit Committee on a timely basis regarding the services provided by the independent registered public accounting firm in accordance with the procedures for general pre-approval.

During 2005, the Audit Committee engaged the independent registered public accounting firm, reviewed with the independent registered public accounting firm the plans for and results of the audit engagement including the audit of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), approved the professional (including non-audit) services provided by the independent registered public accounting firm, reviewed the independence of the independent registered public accounting firm, considered the range of audit and non-audit fees, discussed the adequacy of the Company’s internal accounting controls with management and the independent registered public accounting firm, periodically monitored throughout the year the Company’s and the independent registered public accounting firm’s progress and status in meeting the Section 404 internal control reporting requirements, reviewed any related party transactions and reviewed and approved the issuance of the quarterly financial statements and disclosures in the Company’s Form 10-Qs and year-end financial statements and disclosures in the Company’s Form 10-K prior to each document being filed with the SEC.

        Nominating Committee. The Nominating Committee acts pursuant to the Nominating Committee Charter adopted by the Board on January 31, 2003, a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. The Nominating Committee generally consists of non-employee directors whose terms as directors of the Company will not expire at the next annual meeting of stockholders. Accordingly, the Nominating Committee for the 2006 Annual Meeting consists of Messrs. Crocker and Germain, neither of whom is up for re-election as a director during 2006. Both members of the Nominating Committee for the 2006 Annual Meeting are considered independent by the AMEX’s standards. The Nominating Committee held one meeting during 2005.

        The Nominating Committee reviews and makes recommendations to the Board as to the nominees for election as directors of the Company including recommendations concerning the qualifications and desirability of any stockholder nominees. The Nominating Committee will consider candidates for nomination as a director recommended by the Company’s stockholders, directors, officers, third-party search firms and other sources. For details on how stockholders may submit nominations for director, see “Stockholder Proposals.”

        In evaluating a candidate, the Nominating Committee considers the attributes of the candidate, including his or her independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) has work experience with publicly traded and/or privately held for profit businesses in the real estate market or in other industries; (ii) has significant direct management experience; (iii) has knowledge and experience in financial services and capital markets; and (iv) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific minimum qualifications that the Nominating Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

        Governance Committee.        The Governance Committee acts pursuant to the Governance Committee Charter adopted by the Board on March 10, 2003; a copy of which is posted on the Company’s website at www.wellsford.com/CompanyInfo/BoardCommittees.html. Ms. Cohen and Messrs. Crocker, Frucher and Germain were Governance Committee members for all of 2005 and continue to be members through the date of this Proxy Statement. The Governance Committee is responsible for recommending to the Board the corporate governance guidelines applicable to the Company and to lead the Board in its annual review of the Board’s performance.

        The Board as a whole believes it is important for the Company not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. The Board ensures compliance with the Sarbanes-Oxley Act of 2002 as well as the corporate governance and other provisions of the AMEX.

Code of Business Conduct and Ethics

The Company adopted the Wellsford Real Properties, Inc. Code of Business Conduct and Ethics for Directors, Senior Financial Officers, Other Officers and All Other Employees (the “Code of Business Conduct and Ethics”) as well as a Policy for Protection of Whistleblowers from Retaliation (the “Whistleblower Policy”) on January 31, 2003, as amended on November 17, 2005. The Code of Business Conduct and Ethics is a set of written standards reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its Code of Business Conduct and Ethics and the Whistleblower Policy when it considers such action to be appropriate. The Code of Business Conduct and Ethics and the Whistleblower Policy are both posted on the Company’s website at www.wellsford.com/CompanyInfo/Company.html. The Company has also filed a copy of the Code of Business Conduct and Ethics with the SEC as an exhibit to a Form 8-K filed on November 18, 2005. The Company will provide a copy of the Code of Business Conduct and Ethics to any person without charge, by contacting Investor Relations at the Company’s principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022 or through email at wrpny@wellsford.com.

Compensation of Directors

        During 2005, the Company paid to each of its non-employee directors (i) an annual fee of $20,000, payable quarterly in cash and (ii) a fee of $3,800 payable in cash for each Board meeting at which such director was present in person or by teleconference Also during 2005, members of the Audit Committee received a fee of $1,000 payable in cash for each Audit Committee meeting at which such Audit Committee member was present in person or by teleconference and annual compensation of $10,000, payable quarterly in cash to each Audit Committee member, except for Mr. Germain, who received annual compensation of $15,000, payable quarterly in cash for his role as chairman of the Audit Committee. Mr. Lynford, the only director who is a full time employee of the Company, was not paid any directors’ fees during 2005. In addition, the Company reimbursed the directors for travel expenses incurred in connection with their activities on behalf of the Company. All fees paid to David J. Neithercut, who resigned from his position as director on April 8, 2005, were paid in cash to a subsidiary of EQR.

        Effective January 1, 2005, the Board eliminated the annual stock payments and grant of options to its directors. In lieu of the stock payments, which aggregated $16,000 per annum, and option grants, the Board agreed to pay annual fees of $20,000, payable quarterly in cash to each non-employee director as described above.

Executive Officers

        Each Executive Officer of the Company holds office at the pleasure of the Board. The Executive Officers of the Company are as set forth below:

        Jeffrey H. Lynford, Chairman of the Board, President and Chief Executive Officer. Biographical information regarding Mr. Lynford is set forth above under “Other Directors.”

        James J. Burns, age 66, has been the Vice Chairman of the Company since March 21, 2006 and Secretary of the Company since April 2002. As Vice Chairman of the Company, Mr. Burns is not entitled to be a member of the Board. Previously, Mr. Burns was Chief Financial Officer of the Company since December 2000 and a Senior Vice President of the Company since October 1999. Mr. Burns served as Chief Accounting Officer of the Company from October 1999 until December 2000. Mr. Burns was previously a Senior Audit Partner with Ernst & Young’s E&Y Kenneth Leventhal Real Estate Group where he was employed for 25 years, including 23 years as a partner. Mr. Burns is a director of One Liberty Properties, Inc. and of Cedar Shopping Centers, Inc., both of which are REITs. Mr. Burns is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        William H. Darrow II, age 58, has been a Managing Director of the Company since August 1997 and a Vice President since January 2003. From 1993 to 1997, Mr. Darrow was a founder and partner of Mansfield Partners, Inc., a real estate investment, management and consulting firm. From 1989 until 1993, Mr. Darrow was Senior Vice President and Manager of the US Real Estate Group of Banque Indosuez, a French merchant bank. From 1987 until 1989, he was President of CRI Institutional Real Estate. From 1984 to 1987, Mr. Darrow was a managing director in the corporate finance group of Prudential-Bache Securities. From 1983 to 1984, he was President of Dade Savings and Loan Association. Prior to joining Dade Savings, Mr. Darrow was a Senior Vice President with Chemical Bank, which he joined in 1969.

David M. Strong, age 48, has been the Senior Vice President – Development of the Company since October 2004. Mr. Strong previously served as Vice President – Development of the Company from the its formation in January 1997 until October 2004. Mr. Strong served as a Vice President of the Trust from July 1995 until consummation of the Merger in May 1997. From July 1994 until July 1995, he was Acquisitions and Development Associate of the Trust. From 1991 to 1994, Mr. Strong was President and owner of LPI Management, Inc., a commercial real estate company providing management and consulting services. From 1984 to 1991, he was a senior executive with the London Pacific Investment Group, a real estate development, investment and management firm active in Southern California and Western Canada. From 1979 through 1984, Mr. Strong worked for Arthur Young and Company (currently known as Ernst & Young), a public accounting firm where he attained the level of manager. Mr. Strong is a member of the Canadian Institute of Chartered Accountants.

        Mark P. Cantaluppi, age 35, has been Chief Financial Officer since March 21, 2006 and Vice President since November 1999. Previously, Mr. Cantaluppi was Chief Accounting Officer and Director of Investor Relations of the Company since December 2000. He joined the Company in November 1999 as Vice President, Controller and Director of Investor Relations. From January 1998 to November 1999, he was the Assistant Controller of Vornado Realty Trust, a diversified REIT. From 1993 to 1998, Mr. Cantaluppi worked for Ernst & Young, a public accounting firm, where he attained the level of manager. Mr. Cantaluppi is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as measured by salary and bonus for the year ended December 31, 2005:

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary (A)	Bonus (B)	Other Annual Compensation (C)	Restricted Stock Award(s) (D)	Securities Underlying Options/SARs (E)	LTIP Payouts (F)	All Other Compensation (G)
Jeffrey H. Lynford
Chairman of the Board,
Chief Executive
Officer and President	2005	$375,000	$1,661,000	$35,348(H)	$--	--	$--	$2,500
	2004	$318,800	$968,000	$35,348(H)	$--	--	$--	$2,500
	2003	$318,800	$325,000	$35,348(H)	$--	--	$--	$2,500

James J. Burns
Vice Chairman of the
Company and Secretary	2005	$204,824	$300,000	$47,845(I)	$--	--	$297,845(I)	$2,500
	2004	$214,324	$175,000	$--	$--	--	$--	$2,500
	2003	$222,790	$175,000	$--	$--	--	$--	$2,500

William H. Darrow II
Vice President -
Managing Director	2005	$225,101	$185,000	$--	$--	--	$44,600(J)	$2,500
	2004	$218,545	$175,000	$--	$--	--	$48,622(J)	$2,500
	2003	$212,180	$175,000	$3,120(J)	$--	--	$53,120(J)	$2,500

David M. Strong
Senior Vice President
Development	2005	$205,449	$758,831	$136,342(K)	$--	--	$736,342(K)	$2,500
	2004	$199,465	$150,000	$--	$--	--	$--	$2,500
	2003	$191,853	$150,000	$--	$--	--	$--	$2,500

Mark P. Cantaluppi
Vice President-Chief
Financial Officer	2005	$187,000	$225,000	$34,705(L)	$--	--	$167,705(L)	$2,500
	2004	$177,000	$160,000	$--	$--	--	$--	$2,500
	2003	$168,000	$110,000	$--	$--	--	$--	$2,500

(A)	Amounts shown are actual payments by the Company.
(B)	Bonus amounts include each Executive Officer's minimum bonus pursuant to their respective employment agreement, plus any discretionary incentive bonus as described herein. The bonus amounts for Mr. Lynford include his contractual bonus awards of $375,000 in 2005 and $325,000 in each of 2004 and 2003. The 2005 award was paid to Mr. Lynford in January 2006 and the amounts awarded for 2004 and 2003 were paid in January 2005 and January 2004, respectively. The 2005 amount includes $1,286,000, of which $643,000 was paid to Mr. Lynford in June 2005 and $643,000 was paid in January 2006. The 2004 amount includes $643,000 which was paid to Mr. Lynford in December 2004. Each $643,000 payment was triggered upon achieving certain sales goals as defined in his Second Amended and Restated Employment Agreement. The bonus amounts for Mr. Strong include his contractual bonus award of $154,086 in 2005 and an additional contractual payment of $604,745 which became due to him upon reaching certain incentive hurdles based on the performance of the Company's Palomino Park project pursuant to his Third Amended and Restated Employment Agreement, as amended. These amounts were paid to Mr. Strong in January 2006. All other bonus amounts presented above, which were awarded for 2005, were paid in January 2006. The bonus amounts awarded for 2004 and 2003 not specifically identified and discussed in this footnote were paid in January 2005 and January 2004, respectively.
(C)	No named Executive Officer received perquisites or other personal benefits aggregating more than the lesser of 10% of his total annual salary and bonus or $50,000 other than provided in the table and footnotes. Also see footnotes (H) (I) (J) (K) (L).
(D)	There were no restricted share grants to Executive Officers during the years ended December 31, 2005, 2004 and 2003. (E) See "Management Incentive Plans" regarding certain other options issued by the Company.
(F)	"LTIP Payouts" refers to long-term incentive plan payouts.
(G)	The amounts set forth include contributions to the Company's defined contribution savings plan pursuant to ss.401 of the Internal Revenue Code of 1986, as amended. Contributions of $2,500 were made by the Company on behalf of Messrs. Lynford, Burns, Darrow, Strong and Cantaluppi for 2005, 2004 and 2003.
(H)	Such amounts represent additional payments to Mr. Lynford for him to make premium payments under a split dollar life insurance program as provided for in Mr. Lynford's Second Amended and Restated Employment Agreement.

(I)	During December 2000, Mr. Burns was awarded restricted shares with a market value of $250,000 at the date of grant, which were placed into the Company's non-qualified deferred compensation trust. During 2005, all of the assets held for the benefit of Mr. Burns in the non-qualified deferred compensation trust aggregating $297,845 were distributed to him of which (i) $119,359 was the market value of the Common Shares of the Company and (ii) $178,486 was cash which arose from the $14.00 per share initial liquidating distribution paid by the Company for all Common Shares on December 14, 2005. The $47,845 in the "Other Annual Compensation" column reflects the earnings and gains realized in excess of the original restricted shares awarded in the amount of $250,000.
(J)	During December 2000, Mr. Darrow was awarded restricted shares with a market value of $200,000 at the date of grant, which were placed into the Company' non-qualified deferred compensation trust. Mr. Darrow elected to have distributed to him 25% of the Common Shares during May of each year commencing May 2002. The amounts distributed to Mr. Darrow reflect the market value of the Common Shares of the Company on the respective distribution dates. The $3,120 in the "Other Annual Compensation" column reflects the gains realized in 2003 in excess of the $50,000 pro rata portion for 2003 of the original restricted shares awarded in the amount of $200,000. The 2005 and 2004 periods do not reflect any amount in the "Other Annual Compensation" column as the market value of the Common Shares at the time of each distribution was less than the $50,000 pro rata portion for 2005 and 2004 of the original restricted shares awarded.
(K)	During 2001 and prior years, Mr. Strong was awarded restricted shares with a market value of $250,000 and cash bonuses aggregating $350,000 which he elected to have placed into the Company's non-qualified deferred compensation trust. During 2005, all of the assets held for the benefit of Mr. Strong in the non-qualified deferred compensation trust aggregating $736,342 were distributed to him of which (i) $85,315 was the market value of the Common Shares of the Company, (ii) $207,004 was cash which arose from the $14.00 per share initial liquidating distribution paid by the Company for all Common Shares on December 14, 2005 and (iii) $444,023 was cash and other investments. The $136,342 in the "Other Annual Compensation" column reflects the earnings and gains realized in excess of the original aggregate restricted shares awarded and deferred cash bonuses of $600,000.
(L)	During December 2000, Mr. Cantaluppi was awarded restricted shares with a market value of $133,000 at the date of grant, which were placed into the Company's non-qualified deferred compensation trust. During 2005, all of the assets held for the benefit of Mr. Cantaluppi in the non-qualified deferred compensation trust aggregating $167,705 were distributed to him of which (i) $48,918 was the market value of the Common Shares of the Company and (ii) $118,787 was cash which arose from the $14.00 per share initial liquidating distribution paid by the Company for all Common Shares on December 14, 2005. The $34,705 in the "Other Annual Compensation" column reflects the earnings and gains realized in excess of the original restricted shares awarded in the amount of $133,000.

The following table sets forth certain information concerning the value of unexercised options as adjusted (see below) held by the Executive Officers named in the Summary Compensation Table above as of December 31, 2005:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (A)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year End (B)
Name	Exercise	Realized (C)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Lynford	--	$--	909,261	--	$172,760	$--
James J. Burns (D)	--	$--	88,616	--	$72,665	$--
William H. Darrow II	--	$--	17,723	--	$--	$--
David M. Strong	3,540	$11,186	238,657	--	$91,337	$--
Mark P. Cantaluppi	--	$--	17,723	--	$25,698	$--

(A)	The right to receive reload options was given in connection with certain options. The reload options enable the Executive Officer to purchase a number of Common Shares equal to the number of Common Shares delivered by him to exercise the underlying option. The effective date of the grant of the reload options (“Reload Effective Date”) will be the date the underlying option is exercised by delivering Common Shares to the Company. The reload options have the same expiration date as the underlying options and will have an exercise price equal to the fair market value of the Common Shares on the Reload Effective Date.
(B)	The fair market value on December 31, 2005 of the Common Shares underlying the options was $6.00 per Common Share.
(C)	Value realized is based on the fair market price of the Common Shares on the respective dates of exercise, minus the applicable exercise price and does not necessarily indicate that the Executive Officer sold stock on that date, at that price, or at all.
(D)	On April 5, 2006, Mr. Burns elected to receive a net cash payment of $252,998 to cancel these options. See below.

        As permitted by the Company’s Plan of Liquidation (the “Plan”) and in accordance with the provisions of the Company’s option plans, applicable accounting and the AMEX rules and Federal income tax laws, the Company’s outstanding stock options have been adjusted to prevent a dilution of benefits to option holders arising from a reduction in value of the Company’s common shares as a result of the $14.00 per share initial liquidating cash distribution made to stockholders. The adjustment reduces the exercise price of the outstanding options by the ratio of the price of a common share immediately after the distribution ($5.60 per share) to the stock price immediately before the distribution ($19.85 per share) and increases the number of common shares subject to outstanding options by the reciprocal of the ratio. As a result of this adjustment, the 520,665 options outstanding as of December 31, 2005 have been converted into options to acquire 1,845,584 common shares and the weighted average exercise price of such options has decreased from $20.02 per share to $5.65 per share. The Board approved these option adjustments on January 26, 2006. At the same time, the Board authorized amendments to outstanding options to allow an option holder to elect to receive from the Company, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount by which the fair market value of the share of stock underlying the option exceeds the exercise price of such option. Additionally, certain non-qualified out of the money options which had original maturity dates prior to December 31, 2008, were extended by the Board to the later of December 31 of the year of original expiration or the 15th day of the third month following the date of the original expiration.

Employment Agreements

        Mr. Lynford

        In August 2004, the Company and Mr. Lynford entered into a Second Amended and Restated Employment Agreement which provides, among other things, that Mr. Lynford receive, through December 31, 2004, a base salary of $318,000 per year and a minimum annual bonus of $325,000 and, after December 31, 2004 and until the expiration of the agreement, a base salary of $375,000 per year and a minimum annual bonus of $375,000. The agreement expires on December 30, 2007. In addition, Mr. Lynford was entitled to receive a payment of $1,929,000 on January 1, 2008, unless such payment was accelerated in the event that (i) his employment was terminated by reason of his death or disability, (ii) his employment was terminated by the Company other than for proper cause (as defined in the agreement), (iii) his employment was terminated by him for good reason (as defined in the agreement, the definition of which includes the adoption of a plan of liquidation), or (iv) the Company was liquidated or the assets of the Company were distributed to a liquidating trust. In addition, upon the sale of the assets of each of the three strategic business units of the Company having a value of the Company’s financial statements equal to or in excess of 80% of the June 30, 2004 value of all assets of any such strategic business unit, Mr. Lynford was entitled to receive $643,000 following each sale. Any such payment was to be credited against the $1,929,000 amount as described above. In 2004, Mr. Lynford received $643,000 related to the sale of 100% of the Company’s investment in Second Holding and in June 2005, Mr. Lynford received an additional $643,000 related to the cumulative sales and reduction of assets of more than 80% of the value of all assets of Wellsford/Whitehall. In January 2006, Mr. Lynford received the remaining $643,000 payment related to the sale of the three rental phases of Palomino Park in November 2005.

        Mr. Lynford’s employment agreement entitles him to certain benefits and payments, including but not limited to health, dental and life insurance benefits, in the event he terminates his employment agreement following a “change in control” (as defined in his employment agreement). Accordingly, if Mr. Lynford elects to terminate his employment with the Company following such a “change in control,” he would be entitled to an amount equal to the balance of his salary and minimum annual bonus (each payable at a rate of $375,000 per year) due to him through December 30, 2007, plus the continued payment by the Company of certain other benefits such as health, dental and life insurance premiums through December 30, 2007.

Other Executive Officers

The Company has also entered into employment agreements with Mr. Strong (which expires on December 30, 2007, with automatic extensions of six months to one year unless either party gives notice of termination), Mr. Burns (which expires on December 31, 2008), Mr. Cantaluppi (which expires on June 30, 2006, with automatic one-year extensions unless either party gives notice of termination) and Mr. Darrow (which expires on June 30, 2006). Pursuant to these employment agreements, the aforementioned Executive Officers are entitled to, among other things, a minimum salary, a minimum annual bonus and consideration by the Compensation Committee for incentive compensation.

        The Company and Mr. Strong entered into a Third Amended and Restated Employment Agreement in October 2004, and an Amendment to Third Amended and Restated Employment Agreement in March 2006. Mr. Strong’s employment agreement provides, among other things, that Mr. Strong receive, effective January 1, 2005, a base salary of $205,500 per year, increased at the rate of 3% for 2006, and a minimum annual bonus of 75% of his base salary. The agreement expires on December 30, 2007, subject to automatic renewal for one-year periods (or shorter periods of not less than six months) unless either party elects to terminate not less than 30 days prior to the expiration of the then current term. Pursuant to the agreement, Mr. Strong will be entitled to additional compensation in an aggregate amount equal to two times his then effective annual base salary upon the earlier of (i) December 31, 2008, (ii) the expiration or termination of his employment agreement for any reason other than as a result of his disability, his termination by the Company for cause (as defined therein) or his termination of the employment agreement and (iii) the sale of all condominium units with respect to the Company’s Gold Peak project. Mr. Strong would also be entitled to receive a special bonus payment which is based upon the level of the Company’s return on its investment in the Palomino Park project above certain defined thresholds. In January 2006, $604,745 was paid to Mr. Strong as a result of the Company’s sale of the Palomino Park rental operations during 2005 which met certain of the defined thresholds. Mr. Strong will also be entitled to receive an additional lump sum bonus payment based upon the number of units sold (at $1,000 per unit) and the Company’s profits, as defined, if any, in the Gold Peak portion of the Palomino Park project following the construction of the project and the sale of all condominium units. Mr. Strong will also be entitled to additional payments on overall returns of the Palomino Park project, if earned.

        The Company and Mr. Cantaluppi entered into an employment agreement in May 2005, which was amended in March 2006. Pursuant to his employment agreement, Mr. Cantaluppi will receive a minimum annual base salary of $187,000 and a minimum annual bonus of 50% of his base salary. The agreement expires on June 30, 2006, subject to automatic renewal for one-year periods unless either party elects to terminate not less than 60 days prior to the expiration of the then current term. If the Company terminates Mr. Cantaluppi other than by reason of cause (as defined therein) or in the event of Mr. Cantaluppi’s death, he will be entitled to receive a lump sum payment equal to the sum of twice the amount of his annualized salary for the full calendar year in which the termination occurs, a pro rata portion of any minimum bonus payable with respect to that calendar year and all accrued and previously unused vacation time, in lieu of any salary, bonus or other compensation to which he would otherwise be entitled. If Mr. Cantaluppi terminates his employment following a “change in control” of the Company (as defined therein) and provided he has not been offered “comparable employment” (as defined therein) within 15 days after the event resulting in such change in control of the Company, Mr. Cantaluppi shall be entitled to receive a lump sum payment equal to the sum of (i) twice the amount of his annualized salary for the full calendar year in which the event occurs, (ii) a pro rata portion of a bonus equal to 50% of his annual salary for the calendar year in which the event occurs, and (iii) previously unused vacation time, in lieu of any salary, bonus or other compensation to which he would otherwise be entitled.

        In March 2006, the Company and Mr. Burns entered into an employment agreement pursuant to which Mr. Burns is appointed Vice Chairman of the Company and will devote approximately two days per week to the performance of his duties to the Company. As Vice Chairman of the Company, Mr. Burns is not entitled to be a member of the Board. Pursuant to such agreement, Mr. Burns will be entitled to an annual base salary of at least $125,000, as well as a minimum bonus of 50% of his then base salary for 2006, 2007 and 2008 (which will be prorated for partial years of service so long as Mr. Burns is not terminated for cause (as defined therein)). In addition, upon the earlier of December 31, 2008 and his termination without cause (as defined therein) or as a result of his death or disability, Mr. Burns will be entitled to additional compensation in an aggregate amount equal to $75,000 for each full calendar year of service since January 1, 2006, up to an aggregate of $225,000 for service through December 31, 2008.

The Company and Mr. Darrow entered into an agreement in January 2006, pursuant to which Mr. Darrow will continue to be employed by the Company through June 30, 2006. For the period beginning on January 1, 2006 and ending on June 30, 2006, Mr. Darrow will be entitled to an aggregate salary of $115,927 and a bonus of $87,500. In addition, Mr. Darrow will be entitled to a lump sum payment in the amount of $445,281 within 30 days of the termination of his employment.

Management Incentive Plans

        The Company has a 1997 Management Incentive Plan and a 1998 Management Incentive Plan (collectively, the “Management Incentive Plans”) and a Rollover Stock Option Plan (the “Rollover Plan”; together with the Management Incentive Plans, the “Incentive Plans”) for the purpose of aligning the interests of the Company’s directors, Executive Officers and employees with those of the stockholders and to enable the Company to attract, compensate and retain directors, Executive Officers and employees and provide them with appropriate incentives and rewards for their performance. The existence of the Management Incentive Plans should enable the Company to compete more effectively for the services of such individuals. The Rollover Plan was established for the purpose of granting options and corresponding rights to purchase Regular Common Shares in replacement of former Trust share options. Each Incentive Plan provides for administration by a committee of two or more non-employee directors established for such purpose.

        Awards to directors, Executive Officers and other employees under the Incentive Plans may take the form of stock options, including corresponding stock appreciation rights and reload options. Under the Management Incentive Plans, the Company may also provide restricted stock awards and stock purchase awards.

        As permitted by the Plan and in accordance with the provisions of the Company’s option plans, applicable accounting and the AMEX rules and Federal income tax laws, the Company’s outstanding stock options have been adjusted to prevent a dilution of benefits to option holders arising from a reduction in value of the Company’s common shares as a result of the $14.00 per share initial liquidating cash distribution made to stockholders. The adjustment reduces the exercise price of the outstanding options by the ratio of the price of a common share immediately after the distribution ($5.60 per share) to the stock price immediately before the distribution ($19.85 per share) and increases the number of common shares subject to outstanding options by the reciprocal of the ratio. As a result of this adjustment, the 520,665 options outstanding as of December 31, 2005 have been converted into options to acquire 1,845,584 common shares and the weighted average exercise price of such options has decreased from $20.02 per share to $5.65 per share. The Board approved these option adjustments on January 26, 2006. At the same time, the Board authorized amendments to outstanding options to allow an option holder to receive from the Company, in cancellation of the holder’s option, a cash payment with respect to each cancelled option equal to the amount by which the fair market value of the share of stock underlying the option exceeds the exercise price of such option. Additionally, certain non-qualified out of the money options which had original maturity dates prior to December 31, 2008, were extended by the Board to the later of December 31 of the year of original expiration or the 15th day of the third month following the date of the original expiration.

Compensation Committee Interlocks and Insider Participation

        Ms. Cohen and Messrs. Crocker, Frucher and Germain were Compensation Committee members for all of 2005. None of the Compensation Committee members is, or has been, an officer or employee of the Company. Mr. Lynford, the Company’s Chairman of the Board, and Mr. Lowenthal, the Company’s former President and Chief Executive Officer, were members of the EQR board of trustees from the date of the Merger through their retirements from the EQR board in May 2003. In addition, the former President and Vice-chairman of EQR, Mr. Crocker, is a member of the Company’s Board. David J. Neithercut, the Executive Vice President – Corporate Strategy of EQR served on the Company’s Board of Directors from January 1, 2004 through April 8, 2005.

Compensation Committee Report on Executive Compensation
The Compensation Committee reviews and adopts compensation plans, programs and policies and monitors the performance and compensation of Executive Officers.

The key elements of the Company’s executive compensation package are base salary, minimum bonus, incentive bonus and long-term incentives. The policies with respect to each of these elements are discussed below.

Compensation Philosophy

The Compensation Committee seeks to enhance the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company’s Executive Officers with those of its stockholders. The Compensation Committee believes that the Company’s compensation program should:

o	Emphasize stock ownership and, thereby, tie long-term compensation to increases in stockholder value;

o	Enhance the Company's ability to attract and retain qualified Executive Officers; and

o	Stress teamwork and overall Company results.

Base Salary and Minimum Bonuses

Base salaries and minimum bonuses for Executive Officers are, in each case, subject to employment contracts and have been determined by evaluating the responsibilities of the position held and the experience and qualifications of the individual, with reference to the competitive marketplace for Executive Officers at certain other similarly situated companies. The Company believes that the base salaries and minimum bonuses for its Executive Officers are equal to or less than the average minimum compensation for Executive Officers at such other similar companies.

Annual Incentive Bonus

Pursuant to their respective employment agreements, in addition to base salaries and minimum bonuses, each of the Executive Officers is entitled to be considered for incentive compensation amounts to be determined by the Compensation Committee. For each of the last three years (2003 through 2005), the Chief Executive Officer, Mr. Lynford, did not receive any incentive bonus payments, other than amounts contractually required.

Incentive bonuses awarded to other Executive Officers reflect the financial and strategic business accomplishments which the Company achieved from its assets and businesses in 2005, as well as each respective Executive Officer’s time and efforts during the year. Mr. Strong’s incentive bonus was contractual based upon the Company achieving certain returns on its investment in the Palomino Park project.

Long-Term Incentive

Long-term incentives are designed to align the interests of the Executive Officers with those of the stockholders. In awarding options to purchase Common Shares to Executive Officers, consideration is given to the long-term incentives previously granted to them.

Options to purchase Common Shares will generally be granted with an exercise price equal to the fair market value of the Common Shares and vest and become exercisable over a period of years based upon continued employment. This is intended to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless share price appreciation occurs over a number of years. In making grants of options to purchase Common Shares, the Compensation Committee will consider and give approximately equal weight to an individual’s scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company’s long-term success.

Grants of restricted Common Shares also form a part of the Company’s long-term incentive package. Typically, some portion of such grants will vest annually over a period of several years if the Executive Officer remains employed by the Company. In making grants of restricted Common Shares, the Compensation Committee will consider and give approximately equal weight to an individual’s scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company’s long-term success.

The Compensation Committee believes that options to purchase Common Shares and grants of restricted Common Shares promotes loyalty to the Company and encourages the recipients to coordinate their interests with those of the stockholders. The Compensation Committee may consider additional types of long-term incentives in the future.

Other than adjustments to the terms of existing options during January 2006, there were no option or restricted share grants made as part of 2005 annual compensation considerations and employment agreements that are currently in effect.

Compensation of Chief Executive Officer and Chairman of the Board

Mr. Lynford’s compensation as set forth in his 2001 Amended and Restated Employment Agreement was fixed until December 31, 2004. During 2004, the Compensation Committee engaged a compensation consultant to review Mr. Lynford’s expiring contract and provide comparable market information and suggestions for structuring his future compensation. In August 2004, Mr. Lynford’s compensation was established through December 31, 2007 by his Second Amended and Restated Employment Agreement. Specific consideration has been given to his qualifications, responsibilities and experience in the real estate industry, and the compensation package awarded to the most senior executive officers of other comparable companies with similar market capitalization. The Compensation Committee believes that Mr. Lynford’s compensation was equal to or less than the average base salary for a comparable senior officer of such other similar companies. In addition, the Compensation Committee considered additional factors, including the fact that the Company was considering various strategic alternatives, the fact that the Company would have to pay a third party a premium in compensation to agree to employment in an uncertain environment (i.e. to agree to be employed for what may be a limited time if the Company adopts one of its strategic alternatives), and Mr. Lynford’s unique knowledge of the Company’s assets and joint ventures and other agreements.

It is the responsibility of the Compensation Committee to address the issues raised by the tax laws which make certain non-performance based compensation to executives of public companies in excess of $1 million non-deductible to the Company. In this regard, the Compensation Committee must determine whether any actions with respect to this limit should be taken by the Company. At this time, other than the payments to Messrs. Lynford and Strong for certain amounts due under their respective employment agreements or deferred compensation agreements, it is not generally anticipated that any other Executive Officer will receive any such compensation in excess of this limit during fiscal year 2006. However, in light of the amount of the Company’s net operating losses, the Compensation Committee believes that any increase in income tax liability arising from payments to Mr. Lynford exceeding $1 million will be offset by such net operating losses. In the unlikely event that net operating losses are unavailable, the Compensation Committee has deemed any increase in income tax liability to be a reasonable expense to retain an executive of Mr. Lynford’s caliber. Therefore, the Compensation Committee has not taken any action to comply with the limit.

Conclusion

Through the programs described above, a significant portion of the Company’s executive compensation is linked to individual and Company performance and the creation of stockholder value. However, periodic business cycle fluctuations may result in an imbalance for a particular period.

The foregoing report has been furnished by the Compensation Committee.

April 13, 2006
Douglas Crocker II, Chairman	Mark S. Germain
Meyer S. Frucher	Bonnie R. Cohen

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of Common Shares by each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Shares, by each director of the Company, by each Executive Officer of the Company and by all directors and Executive Officers of the Company as a group, as of April 20, 2006. Each person named in the table has sole voting and investment power with respect to all Common Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)
Jeffrey H. Lynford (3)	1,111,642	13.7%
David M. Strong (4)	264,356	3.3%
Mark S. Germain (5)	218,158	2.7%
6 Olmsted Road
Scarsdale, New York 10583
Edward Lowenthal (6)	132,845	1.6%
Douglas Crocker II (7)	115,504	1.4%
c/o DC Partners LLC
71 South Wacker Drive
34th Floor
Chicago, Illinois 60606
Meyer S. Frucher (8)	44,310	*
324 West 101st Street, #2
New York, New York 10025
Mark P. Cantaluppi (9)	26,201	*
William H. Darrow II (10)	22,161	*
James J. Burns	15,936	*
Bonnie R. Cohen	2,552	*
c/o B.R. Cohen Consultancy
1824 Phelps Place, NW, Unit 1810
Washington, DC 20008
All directors and Executive Officers as a group (10 persons) (11)	1,953,665	24.2%
Davidson Kempner Partners (12)	847,870	10.5%
885 Third Avenue
New York, New York 10022
S. Muoio & Co. LLC (12)	493,100	6.1%
509 Madison Avenue, Suite 406
New York, New York 10022
Caroline Hunt Trust Estate (12)	405,500	5.0%
500 Crescent Court, Suite 300
Dallas, Texas 75201

*	Less than 1.0%
(1)	Unless otherwise indicated, the address of each person is c/o Wellsford Real Properties, Inc., 535 Madison Avenue, 26th Floor, New York, New York 10022.
(2)	Assumes the conversion or exercise at April 20, 2006 of options to acquire 1,616,576 Common Shares (all of which are exercisable at April 20, 2006).
(3)	Includes 909,261 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006. Options to purchase 757,728 of these shares represent replacement options for Trust share options. Also includes 163,787 Common Shares held in a non-qualified deferred compensation trust with respect to which Mr. Lynford will not have voting power until the Common Shares are distributed from the deferred compensation account. Also includes 17,956 Common Shares held by the Lynford Family Charitable Trust; Mr. Lynford disclaims beneficial ownership of such shares. Also includes 3,554 Common Shares held by Mr. Lynford's Keogh account and 310 Common Shares held in his 401(k) account.
(4)	Includes 238,657 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006. Options to purchase 42,816 of these shares represent replacement options for Trust share options.

(5)	Includes 214,922 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006. Options to purchase 68,259 of these shares represent replacement options for Trust share options.
(6)	Includes 92,700 Common Shares held in a non-qualified deferred compensation trust with respect to which Mr. Lowenthal will not have voting power until the Common Shares are distributed from the deferred compensation account. Also includes 145 Common Shares held by Mr. Lowenthal's wife; Mr. Lowenthal disclaims beneficial ownership of such shares. Also includes 1,000 Common Shares held by Mr. Lowenthal's Keogh account.
(7)	Includes 108,778 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006.
(8)	Includes 44,310 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006.
(9)	Includes 17,723 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006.
(10)	Includes 17,723 Common Shares issuable upon the exercise of options, all of which are exercisable at April 20, 2006. Also includes 1,250 Common Shares held in Mr. Darrow's IRA account.
(11)	Includes the Common Shares referred to in footnotes (3) through (10) above.
(12)	This information is based solely upon our review of the most recent Schedule 13G filings, or amendments thereof, or Form 4 filed by such filer with the SEC and responses given to director and officer questionnaires circulated in March 2006.

Certain Relationships and Related Transactions The following table details revenues and expenses for transactions with affiliates:

	For the Period November 18 to December 31, 2005	For the Period January 1 to November 17, 2005
	(Liquidation)	(Going Concern)
Revenues:
WP Commercial fees (A):
Asset disposition fee revenue	$--	$518,000

	$--	$518,000

Costs and expenses:
EQR credit enhancement	$--	$9,000
Fees to our partners, or their affiliates, on
residential development projects	83,000	595,000

	$83,000	$604,000

(A)	Wellsford/Whitehall, L.L.C. ("Wellsford/Whitehall") was a joint venture by and among the Company, various entities affiliated with the Whitehall Funds ("Whitehall"), private real estate funds sponsored by The Goldman Sachs Group, Inc. ("Goldman Sachs"). The managing member ("WP Commercial") is a Goldman Sachs and Whitehall affiliate. The Company's investment in Wellsford/Whitehall was redeemed in September 2005.

        The Company has direct and indirect equity investments in Reis, a real estate information and database company, which provides real estate market information to institutional investors. At December 31, 2005, the carrying amount of the Company's aggregate investment in Reis was approximately $20,000,000 (liquidation basis of accounting). This investment represents approximately 21% of Reis' equity on an as converted basis at December 31, 2005. Such investment, which had previously been accounted for on a cost basis, amounted to $6,790,000 at December 31, 2004. The President and primary common stockholder of Reis is the brother of Mr. Lynford, the Chairman, President and Chief Executive Officer of the Company. Mr. Lowenthal, the Company's former President and Chief Executive Officer, who currently serves on the Company's Board, has served on the board of directors of Reis since the third quarter of 2000. Messrs. Lynford and Lowenthal have and will continue to recuse themselves from any investment decisions made by the Company pertaining to Reis.

A portion of the Reis investment is held directly by the Company and the remainder is held by Reis Capital Holdings, LLC ("Reis Capital"), a company which was organized to hold this investment. The Company has an approximate 51.09% non-controlling interest in Reis Capital. An affiliate of a significant stockholder of the Company, the Caroline Hunt Trust Estate, (which owns 405,500 shares of common stock of the Company at

December 31, 2005 and 2004 ("Hunt Trust")) together with other Hunt Trust related entities, own an approximate 39% interest in Reis Capital.

        The pro rata converted interests in Reis owned by the other partners of Reis Capital, either directly or indirectly through Reis Capital aggregate approximately 18%. Investments by the Company's officers and directors at December 31, 2005, together with shares of common stock previously held by Mr. Lynford represent approximately 2% of Reis' equity, on an as converted basis. Additionally, a company controlled by the Chairman of EQR owns Series C and Series D Preferred Shares in Reis which aggregate to an approximate 4% converted interest.

        Messrs. Lynford and Lowenthal were members of the EQR board of directors from the date of the Merger through their retirements from the EQR board in May 2003. In addition, the former president and vice chairman of EQR, Mr. Crocker, is a member of the Company's Board. Mr. Neithercut, the current president and Chief Executive Officer of EQR, was elected to the Company's Board on January 1, 2004 to represent EQR's interests in the Company. Mr. Neithercut resigned as a director in April 2005. EQR had a 7.075% and a 14.15% interest in the Company's residential project in Denver, Colorado at December 31, 2005 and 2004, respectively, and provided credit enhancement through May 2005. A subsidiary of EQR was the holder of $25,000,000 of Convertible Trust Preferred Securities and the 169,903 shares of class A-1 common stock of the Company. On January 25, 2006, EQR, the sole holder of the outstanding class A-1 common shares, converted its 169,903 class A-1 shares to Common Shares.

        With respect to EQR's 14.15% interest at December 31, 2004 in the corporation that owns Palomino Park, there existed a put/call option between the Company and EQR related to one-half of such interest (7.075%). In February 2005, the Company informed EQR of its intent to exercise this option at a purchase price of $2,087,000. This transaction was completed in October 2005. Aggregate distributions of approximately $4,080,000 from the subsidiary corporation's available cash and sales proceeds were made to EQR during 2005.

        On January 27, 2006, a company which is owned by Messrs. Lynford and Lowenthal, the principal of the Company's joint venture partner in the Company's East Lyme, Connecticut project and others acquired from the Company a 10 acre parcel and a contract to acquire a contiguous 14 acre parcel in Beekman, New York ("Beekman") at the Company's aggregate cost of approximately $1,297,000. This was accomplished through a sale of the entities that owned the Beekman project. As part of this transaction, the balance of the deferred compensation assets aggregating approximately $14,721,000 held for the benefit of Messrs. Lynford and Lowenthal, including 256,487 Common Shares held in such accounts, were also acquired. The Company was relieved of the remaining deferred compensation liability which amounted to approximately $14,721,000 at December 31, 2005.

Audit Committee Report
        The Audit Committee operates under a written charter adopted by the Board of Directors on April 20, 2000, as amended on March 10, 2003. The Audit Committee is currently comprised of four independent directors as defined by AMEX's listing standards and Section 10A(m)(3) of the Exchange Act. Each member of the Audit Committee is able to understand fundamental financial statements. Ms. Cohen and Messrs. Frucher and Germain were Audit Committee members for all of 2005 and continue to be members through the date of this Audit Committee report. The Audit Committee held five meetings during fiscal 2005.

        The function of the Audit Committee is to report to the Board various auditing and accounting matters, review the Company's accounting practices and policies, select and engage the independent registered public accounting firm, and review the scope of the audit procedures, the nature of all audit and nonaudit services to be performed, the fees to be paid to the independent registered public accounting firm and the performance of the independent registered public accounting firm.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company's accounting principles. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also discussed with management and the independent registered public accounting firm the results of the audit of the Company's internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Company's independent registered public accounting firm provided to the Audit Committee the written disclosures required by the Independence Standards Board's Standard No. 1, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

March 10, 2006

Mark S. Germain, Chairman	Douglas Crocker II
Bonnie R. Cohen	Meyer S. Frucher

Principal Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2005 and 2004, Ernst & Young LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:
a)	Audit Fees: Aggregate fees billed for professional services rendered for (i) the audit of the Company's annual financial statements for the years ended December 31, 2005 and 2004, (ii) the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during 2005 and 2004 and (iii) the internal control audit associated with the Sarbanes-Oxley Act Section 404 requirements in 2005 and 2004 were $877,355 and $982,500 for 2005 and 2004, respectively.

b)	Audit Related Fees: No fees were billed for other audit related services to the Company for the years ended December 31, 2005 and 2004.

c)	Tax Fees: Aggregate fees billed for tax services, including tax return preparation, other tax compliance and tax consulting services were $54,581 and $137,130 for the years ended December 31, 2005 and 2004, respectively.

d)	All Other Fees: No other fees were billed by Ernst & Young LLP for the years ended December 31, 2005 and 2004.

Common Share Price Performance Graph

The following graph compares the cumulative total stockholder return on the Common Shares for the period commencing December 31, 2000 through December 31, 2005, with the cumulative total return on the Russell 2000 Index ("Russell 2000") and the S&P 500 Index ("S&P 500") for the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Russell 2000, the S&P 500 and in the Common Shares on December 31, 2000, and (ii) reinvestment of dividends, which in the case of the Company includes the December 14, 2005 initial liquidating distribution of $14.00 per Common Share. The total return for the Common Shares from December 31, 2000 to December 31, 2005, was approximately 29.3% versus approximately 48.9% for the Russell 2000 and 2.8% for the S&P 500.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        The Audit Committee has appointed the firm of Ernst & Young LLP, the Company's independent registered public accounting firm for the fiscal year ended December 31, 2006, to audit the financial statements of the Company for the fiscal year ending December 31, 2006. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

The Board's Recommendation

        THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
        Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent beneficial owners are required by regulation of the SEC to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2005, its officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to their transactions during 2005.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
        This Proxy Statement, and the documents to which we refer you in this Proxy Statement, include statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current expectations and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. There are forward-looking statements throughout this Proxy Statement, including in statements containing the words "will," "plan," "believe," "expect," "anticipate," "should," "target," "intend," "may," "could," "would" and similar expressions. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are beyond our control and their potential effect on the Company is difficult or impossible to predict accurately.

You should not place undue reliance on forward-looking statements. In light of the significant uncertainties inherent in forward-looking statements, the inclusion of such information in this Proxy Statement should not be regarded as a representation by the Company or any other person that our objectives or plans, will be realized. The forward-looking statements contained in this Proxy Statement speak only as of the date that they are made and we do not undertake any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

WHERE YOU CAN FIND MORE AVAILABLE INFORMATION
        We are subject to the information filing requirements of the Exchange Act and, accordingly, are obligated to file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC's office at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of these materials can be obtained, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
        The SEC allows us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement.

        We incorporate by reference into this Proxy Statement the following documents that we filed with the SEC (File No. 001-12917) under the Exchange Act:

o	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed March 16, 2006;

o	Our Current Reports on Form 8-K, filed on January 31, 2006, March 13, 2006 and March 24, 2006.

        All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Annual Meeting will be deemed to be incorporated by reference into this Proxy Statement and to be a part of the Proxy Statement from the date of the filing of those documents.

        Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this Proxy Statement). You may obtain documents incorporated by reference by contacting Investor Relations at the Company's principal executive office at 535 Madison Avenue, New York, NY 10022; email at wrpny@wellsford.com; or by accessing the Company's website at www.wellsford.com.

        If you would like to request documents from us, please do so by May 31, 2006 in order to ensure timely receipt before the Annual Meeting.

You should rely only on the information contained in this Proxy Statement to vote your Common Shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 27, 2006. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

WHO CAN HELP ANSWER YOUR QUESTIONS
If you would like additional copies of this Proxy Statement, or if you have questions about the election of directors or ratification of the independent registered public accounting firm, or need assistance voting your Common Shares, you should contact:

MacKenzie Partners, Inc. 105 Madison Avenue, 14th Floor New York, NY 10016 Telephone: (800) 322-2885 Email: proxy@mackenziepartners.com
You may also contact the Company:
Wellsford Real Properties, Inc. 535 Madison Avenue, 26th Floor New York, NY 10022 Attention: Investor Relations Telephone: (212) 838-3400 Email: wrpny@wellsford.com

STOCKHOLDER PROPOSALS
        Stockholders may request proposals be presented at the annual meeting of stockholders to be held in 2007. Such proposals must be received by the Company at its principal executive offices no later than March 14, 2007 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

        In addition, nominations by stockholders of candidates for election as a director or submission of new business proposals must be submitted in compliance with the Company's current Bylaws. The Company's Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting. Accordingly, under the current Bylaws, for a stockholder nomination or business proposal to be considered at the 2007 Annual Meeting of stockholders, a notice of such nominee or proposal must be received not earlier than February 12, 2007 and not later than March 14, 2007. For additional requirements, a Stockholder may refer to the Company's Bylaws, a current copy of which may be obtained without charge upon request from the Company's Secretary.

FINANCIAL AND OTHER INFORMATION
The Company's Annual Report for the fiscal year ended December 31, 2005, including financial statements, together with all amendments thereto, have been sent to the stockholders. The Annual Report is not a part of the proxy solicitation materials. Additional copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC on March 16, 2006 may be obtained without charge by contacting Investor Relations at the Company's principal executive office at 535 Madison Avenue, 26th Floor, New York, NY 10022, email at wrpny@wellsford.com or by accessing the Company's website at www.wellsford.com.

EXPENSES OF SOLICITATION
        The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons, and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with stockholders or their personal representatives. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee not to exceed $4,000 plus reimbursement of out-of-pocket expenses. No officer or director of the Company has an interest in, or is related to any principal of, MacKenzie Partners, Inc.

OTHER MATTERS
The Board knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies in their discretion.

PROXY
WELLSFORD REAL PROPERTIES, INC. PROXY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                The undersigned stockholder of Wellsford Real Properties, Inc., a Maryland corporation (the “Company”), hereby appoints Jeffrey H. Lynford as proxy for the undersigned, with full power of substitution, to attend the 2006 Annual Meeting of Stockholders of the Company to be held on June 12, 2006 at 10:00 a.m., local time, at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, 35th floor, New York, NY 10104, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.

                The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement each of which are hereby incorporated by reference.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE VOTED FOR EACH OF THE NOMINEES AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

A.	ELECTION OF DIRECTORS
1. The election of the following persons as Directors of the Company to serve for the term set forth in the accompanying Proxy Statement.

Nominees:
Bonnie R. Cohen	Meyer "Sandy" Frucher
/ / FOR / / WITHHOLD	/ / FOR / / WITHHOLD

B.	ISSUES
2. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

/ / FOR	/ / AGAINST	/ / ABSTAIN

3. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

/ /	MARK THIS BOX WITH AN X AND PLEASE PRINT ADDRESS CHANGE, IF ANY, AT LEFT
/ /	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

C.	AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Note: Please sign exactly as name appears hereof and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

Dated:            __________________, 2006

_______________________________________
Signature

_______________________________________
Signature

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.